UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 22, 2018

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2018, the Board of Directors of UGI Corporation (the "Company") appointed Ann P. Kelly, age 47, to serve as the Company’s Vice President, Chief Accounting Officer and Corporate Controller. Ms. Kelly will succeed Marie-Dominique Ortiz-Landazabal, who served as the Company’s Vice President-Accounting and Financial Control and Chief Accounting Officer since December 2015. As previously announced, Ms. Ortiz-Landazabal has transitioned into the role of Vice President-Finance and Chief Financial Officer of UGI International, LLC, an indirect wholly-owned subsidiary of the Company. Also, as previously announced, Kirk R. Oliver will be leaving the position of Chief Financial Officer and will be succeeded by Ted J. Jastrzebski. Mr. Oliver’s departure date will be May 11, 2018.

In December 2014, Ms. Kelly joined UGI Utilities, Inc., a wholly-owned subsidiary of the Company, as its Controller and Principal Accounting Officer, and has served as the Company’s Assistant Treasurer since May 2016. Prior to that, Ms. Kelly held the position of Chief Financial Officer of JGM, Inc. (a structural steel fabrication company). She previously held roles of increasing responsibility in finance and accounting at Preferred Sands (a provider of sand-based proppant solutions to the oil and gas industry), Exelon Generation, PECO Energy Company, Radnor Holdings Corporation (a former manufacturer and distributor of disposable foodservice products), PricewaterhouseCoopers LLP and Dean Witter Reynolds (a former stock brokerage and securities firm).

Ms. Kelly will continue to participate in the Company’s annual bonus plan and long-term compensation plan, the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the "2013 Plan"). The Company’s Compensation and Management Development Committee approved the following awards under the 2013 Plan, effective March 22, 2018: (i) an award of 7,500 stock options with a ten-year term that will vest in equal thirds over a three-year period beginning on the anniversary of the date of grant, with an option price equal to the fair market value of a share of the Company’s common stock on the date of grant; and (ii) an award of 1,100 performance units with dividend equivalents that may be earned at the end of the 2018-2020 measurement period based on the Company’s total shareholder return ("TSR") relative to the TSR of the companies in the Russell Midcap Utilities Index, excluding telecommunications companies, for the three-year period ending December 31, 2020.

Ms. Kelly will participate in the Company’s benefit plans, including the Company’s 2009 Supplemental Executive Retirement Plan for New Employees (the "SERP") and the Company’s Senior Executive Employee Severance Plan (the "Severance Plan"). Additionally, pursuant to a change in control agreement, the Company will provide Ms. Kelly with cash benefits ("Benefits") if the Company terminates her employment without cause or if she terminates employment for good reason at any time within two years following a change in control of the Company. If the events trigger a payment following a change in control, the Benefits payable to Ms. Kelly will be as specified under her change in control agreement unless payments under the Severance Plan would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under this arrangement will be equal to two times her base salary plus annual bonus. Ms. Kelly will also receive the cash equivalent of her target bonus, prorated for the number of months served in the fiscal year. In addition, Ms. Kelly will receive a cash payment based on the cost she would have incurred to continue medical and dental coverage under the Company’s plans for two years (less the amount Ms. Kelly would be required to contribute for such coverage if she were an active employee). The impact of a change in control on outstanding performance units, distribution equivalents, and unvested stock options will be as set forth in the applicable plan and/or grant letter. In the event of the termination of Ms. Kelly’s employment following a change in control, she would also receive benefits under the SERP calculated as if she had continued in employment for two years. Descriptions of the Company’s change in control agreements, SERP, and Severance Plan are included in the Company’s definitive proxy statement with respect to the Company’s 2018 Annual Meeting of Shareholders.

In order to receive benefits under the Severance Plan or her change in control agreement, Ms. Kelly is required to execute a release that discharges the Company and its subsidiaries from liability for any claims she may have against any of them, other than claims for amounts or benefits due her under any plan, program or contract provided by or entered into with the Company or its subsidiaries. The Severance Plan also requires Ms. Kelly to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

In addition to the benefits set forth above, Company paid life and disability insurance are generally available to all employees. Ms. Kelly is also eligible for certain executive perquisites, including participation in the executive health maintenance program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 26, 2018	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President, General Counsel and Secretary